Gran Tierra Energy Inc. Announces Second Quarter 2015 Results

CALGARY, Alberta, August 4, 2015, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in Colombia, today announced its financial and operating results for the quarter ended June 30, 2015. All dollar amounts are in United States ("U.S.") dollars unless otherwise indicated.

"In the second quarter, Gran Tierra appointed a new management team with significant experience and a proven track record of value creation. The new team has operational and technical experience across North America, Latin America, Asia, Europe, the Middle East and Africa," commented Gary Guidry, President and Chief Executive Officer of Gran Tierra. "Gran Tierra has a solid platform in Colombia with extensive exploration positions in proven onshore basins to support future growth of the company and we now have a more intensive strategic focus on Colombia. During the quarter, the Company's board approved a new capital program, focused on acceleration of development activities in Colombia. The Company is focusing on ensuring its cost structure is such that it remains competitive in all commodity price environments. The Company continues to have a robust balance sheet with zero debt and is in a strong financial position at a time of weak oil prices in contrast to many of our peers," concluded Guidry.

Financial and Operating Highlights:

•
Oil and natural gas production for the quarter exceeded Company projections as announced on May 7, 2015. Production averaged 23,094 barrels of oil equivalent per day ("BOEPD") gross working interest ("WI") before royalties, or 18,494 BOEPD net after royalties ("NAR"), compared with 24,015 BOEPD gross WI and 20,140 BOEPD NAR in the first quarter of 2015 (the "prior quarter"). Approximately 99% of this production was oil with the balance consisting of natural gas. Sales volumes were 14,970 BOEPD, compared with 19,399 BOEPD in the prior quarter. During the second quarter of 2015, an oil inventory and losses increase accounted for 0.3 million barrels ("MMbbl"), or 3,524 barrels of oil per day ("bopd"), of reduced sales volumes.

•
Funds flow from continuing operations(1) for the quarter was $24.4 million, a decrease of 4% from $25.6 million in the prior quarter, and a decrease of 71% from $85.1 million in the comparable period in 2014. The decrease in funds flow from continuing operations is primarily due to the increase in oil inventory and losses as at June 30, 2015. All inventory was sold in July 2015. Based on Gran Tierra's forecasted gross WI 2015 exit production rate of 25,000 to 26,000 BOEPD, the Company expects funds flow from operations to be approximately:

◦	$100 to $115 million for 2015, and $155 million to $170 million for 2016, assuming average Brent oil prices of $50.00 and $60.00 for the remainder of 2015 and full year 2016. respectively;

◦	$130 to $140 million for 2015, and $180 million to $195 million for 2016, assuming average Brent oil prices of $63.46 and $66.70 for the remainder of 2015 and full year 2016, respectively; or

◦	$130 to $140 million for 2015, and $195 million to $210 million for 2016, assuming average Brent oil prices of $63.46 and $72.00 for the remainder of 2015 and full year 2016, respectively.

•
Company maintains strong balance sheet with cash and cash equivalents of $166.4 million and working capital (including cash and cash equivalents) of $199.6 million at June 30, 2015. The Company's cash balance reflects $91.8 million of capital expenditures incurred in the six months ended June 30, 2015. Reflecting Gran Tierra's renewed strategic focus on Colombia, in June 2015, Gran Tierra announced a $45 million increase to its capital budget, and continues to expect 2015 capital expenditures of $185 million.

•
Gran Tierra expects to achieve reductions of approximately 30% in general and administrative ("G&A") expenses in 2015 compared with 2014. These expected savings are due to the previously announced reductions in headcount, other cost cutting initiatives in all locations, and strengthening of the U.S. dollar against local currencies

(1) Non-GAAP measure. See "Financial Highlights" below.

in South America and Canada. G&A expenses exclude one-time severance expenses of $6.4 million in the six months ended June 30, 2015. On a barrel of oil equivalent ("BOE") basis, G&A expenses increased by $3.38 per BOE from the prior quarter primarily due to lower sales volumes and lower allocations to capital projects as a result of reduced capital activity. Additionally, G&A expenses in the prior quarter were net of a credit of $1.7 million, or $0.97 per BOE, relating to the reversal of stock-based compensation expense for unvested options and RSUs associated with terminated employees.

•	Operating expenses decreased by 2% to $17.72 on a per BOE basis for the quarter from $18.00 in the prior quarter. The Company expects to achieve additional operating cost savings in Colombia in 2015.

•
Due to lower sales volumes, revenue and other income for the quarter was $69.7 million, a 9% decrease from $76.7 million in the prior quarter, and a 53% decrease from $148.5 million in the comparable period in 2014. Average realized oil prices increased by 17% compared with the prior quarter and decreased by 45% compared with the corresponding period in 2014. The increase/decrease in realized prices was commensurate with changes in Brent and WTI prices.

•
Net loss for the quarter was $38.6 million, or $0.13 per share basic and diluted, compared with a net loss of $44.9 million, or $0.16 per share basic and diluted, in the prior quarter, and net income of $9.1 million, or $0.03 per share basic and diluted, in the comparable period in 2014. The loss recorded in 2015 was primarily the result of ceiling test write-downs.

Second Quarter 2015 Operational Highlights

Colombia

Chaza Block, Putumayo Basin (Gran Tierra 100% WI and Operator)

As announced on June 24, 2015, Gran Tierra increased its 2015 capital budget for Colombia by $55 million to grow production and continue development of the Costayaco and Moqueta fields. Three development wells (Costayaco-24D, Costayaco-25D and Costayaco-26D) will be drilled in Costayaco. The rig is currently rigging up on Costayaco-25D and is expected to spud in early August followed by Costayaco-26D. Costayaco-24D is expected to spud in December and be completed in the first quarter of 2016.

Three development wells are also planned for Moqueta in 2015. Civil work is ongoing at Moqueta-19i in preparation for drilling this well later this month. A rig is racked on this location ready to commence drilling once the civil work is complete. This well will be a water injection well to provide pressure support to the Moqueta South Fault Block. Moqueta-21D will follow Moqueta-19i. It is expected to spud in the fourth quarter of 2015. Moqueta-20D is expected to be drilled after Moqueta-21D. It is expected to spud in December 2015 and be completed in the first quarter of 2016.

In the second quarter, Gran Tierra successfully stimulated Costayaco-16. Costayaco-16 is now producing approximately 2,050 bopd gross from the Villeta T reservoir. Another workover is currently ongoing at Costayaco-11. Acid stimulation jobs were also conducted at Moqueta-5 and Moqueta-6. These jobs resulted in a total incremental production of approximately 260 bopd from these two wells.

Gran Tierra continued facilities work at the Costayaco and Moqueta fields. The 30,000 barrels of water per day ("BWPD") high pressure water injection facility was completed in April. The installation of the Costayaco-6 high pressure water injection line is currently ongoing. Similar to the gas to power co-generation project already onstream at Moqueta Field, a gas to power co-generation project is currently being planned for the Costayaco field before year-end.

Gran Tierra successfully recorded higher than budgeted pipeline transportation during the quarter with approximately 83% of the Company's Colombian crude being shipped through the Ecopetrol S.A. ("Ecopetrol") operated Trans-Andean oil pipeline (the "OTA pipeline") to the Port of Tumaco or through the Oleoducto de Crudos Pesado ("OCP") pipeline to the Port of Esmeraldas, with the remainder transported by truck or other pipelines. Gran Tierra's crude sold at the Ports of Tumaco and Esmeraldas received higher prices due to lower oil quality discounts than volumes trucked or shipped north to Barranquilla. Trucked volumes also have higher transportation costs, which either decrease realized oil prices or increase operating costs.

Santana Block

Gran Tierra's Santana contract expired on July 26, 2015, and all assets, staff and future liabilities were transferred to Ecopetrol. Gran Tierra will be returning this contract and all associated wells, facilities and liabilities to Ecopetrol as per the terms of the contract. Gran Tierra’s NAR production from Santana Block was approximately 170 bopd and the loss of this production was previously factored into Gran Tierra's production forecasts and guidance for the year.

Garibay Block, Llanos Basin (Gran Tierra 50% WI, non-operated)

Unitization of the Jilguero Field was completed, with an effective date of June 18, 2015. As of this date, Gran Tierra became a 38.5% WI owner in the newly unitized field within the Garibay and Tiple Blocks.

The well Jilguero Sur-2 was drilled in the adjacent Tiple Block and is currently being tested with positive results to date. Gran Tierra has 60 days to elect to back into this well with no penalty, following commencement of production. Drilling of the first of two development wells in the Jilguero Field started in the third quarter of 2015 with the spud of Jilguero-3 in late July.

Peru

Block 95, Bretaña field, Marañon Basin (Gran Tierra 100% WI and Operator)

As announced in February 2015, the Company ceased all further development expenditures on the Bretaña field on Block 95 other than what is necessary to maintain tangible asset integrity and security. Gran Tierra has since commenced dismantling, removal and abandonment of the Bretaña long-term test facilities and expects suspension of all activities to be complete early in the third quarter of 2015.

Block 107, Ucayali Basin (Gran Tierra 100% WI and Operator)

We requested and were granted a three-year extension of the exploration period on Block 107. The exploration period will now end in July 2018.

Brazil

As announced in February 2015, the Company has refocused its strategy and resources on its core operations in Colombia. As a result of this change in strategy, in Brazil, the Company will focus capital spending on facilities projects at the Tiê field. These facilities are expected to allow the Company to maintain existing production levels.

Blocks 129, 142, 155, Recôncavo Basin (Gran Tierra 100% WI and Operator)

A temporary suspension (Ad Referendum) of the First Appraisal Plan ("PAD") phase 1 was received on May 18, 2015 from the Agência Nacional de Petróleo Gás Natural e Biocombustíveis ("ANP"). The temporary suspension is valid until the ANP Board of Directors makes a final decision on Gran Tierra's request for suspension of the PAD phase.

The ANP suspended Tiê field operations due to region-wide facilities audits on March 11, 2015. Pursuant to this audit, Gran Tierra completed a risk analysis, prepared additional documentation and presented this to the ANP on March 17, 2015, and April 10, 2015. The Tiê field resumed production on May 15, 2015.

Importantly, the ANP has authorized the extension of Tiê field gas flaring through December 2015. Discussions are ongoing regarding the gas sales agreement for a CNG project associated with Tiê’s solution gas production. A commercial agreement is expected in the third quarter of 2015 which would allow the project to be onstream by year end 2015.

Blocks 86, 117, 118, Recôncavo Basin (Gran Tierra 100% WI and Operator)

Processing of the 3-D seismic data acquired in 2014 was completed in June 2015 and interpretation is ongoing evaluating potential conventional leads and prospects.

Production and Sales Volumes Review

	Three Months Ended June 30, 2015			Three Months Ended June 30, 2014 (1)
Volumes (MBOE)	Colombia	Brazil	Total	Colombia	Brazil	Total
Working Interest Production Before Royalties	2,056	45	2,101	2,286	104	2,390
Royalties	(412)	(6)	(418)	(569)	(14)	(583)
Production NAR	1,644	39	1,683	1,717	90	1,807
Inventory Adjustments and Losses	(319)	(2)	(321)	(211)	(1)	(212)
Sales	1,325	37	1,362	1,506	89	1,595
Average Daily Volumes (BOEPD)
Working Interest Production Before Royalties	22,601	493	23,094	25,117	1,144	26,261
Royalties	(4,531)	(69)	(4,600)	(6,253)	(151)	(6,404)
Production NAR	18,070	424	18,494	18,864	993	19,857
Inventory Adjustments and Losses	(3,503)	(21)	(3,524)	(2,320)	(13)	(2,333)
Sales	14,567	403	14,970	16,544	980	17,524

	Six Months Ended June 30, 2015			Six Months Ended June 30, 2014 (1)
Volumes (MBOE)	Colombia	Brazil	Total	Colombia	Brazil	Total
Working Interest Production Before Royalties	4,153	110	4,263	4,478	184	4,662
Royalties	(752)	(16)	(768)	(1,117)	(25)	(1,142)
Production NAR	3,401	94	3,495	3,361	159	3,520
Inventory Adjustments and Losses	(388)	1	(387)	(234)	(3)	(237)
Sales	3,013	95	3,108	3,127	156	3,283
Average Daily Volumes (BOEPD)
Working Interest Production Before Royalties	22,947	605	23,552	24,741	1,015	25,756
Royalties	(4,157)	(83)	(4,240)	(6,172)	(139)	(6,311)
Production NAR	18,790	522	19,312	18,569	876	19,445
Inventory Adjustments and Losses	(2,145)	5	(2,140)	(1,293)	(17)	(1,310)
Sales	16,645	527	17,172	17,276	859	18,135

(1) Excludes amounts relating to discontinued operations. Sales volumes associated with discontinued operations were nil BOEPD for the three and six months ended June 30, 2015, and 2,426 BOEPD and 2,744 BOEPD, respectively, for the three and six months ended June 30, 2014.

Production and Sales Volumes Highlights

Oil and gas production for the second quarter of 2015 was 23,094 BOEPD WI before royalties, or 18,494 BOEPD NAR, compared with 24,015 BOEPD WI before royalties, or 20,140 BOEPD NAR, in the prior quarter. Sales volumes for the second quarter of 2015 were 14,970 BOEPD compared with 19,399 BOEPD in the prior quarter. Sales volumes consisted of 14,567 BOEPD NAR in Colombia and 403 bopd NAR in Brazil, all adjusted for inventory changes and losses. During the second quarter of 2015, an oil inventory and losses increase accounted for 0.3 MMbbl, or 3,524 bopd, of reduced sales volumes. Production in July 2015 averaged approximately 18,200 BOEPD NAR before adjustment for inventory changes and losses and reflected 30 days of oil delivery restrictions in Colombia.

Oil and gas production for the second quarter of 2015 was 23,094 BOEPD WI before royalties, or 18,494 BOEPD NAR, compared with 26,261 BOEPD WI before royalties, or 19,857 BOEPD NAR, in the corresponding period in 2014. Approximately 99% of this production was oil, with the balance consisting of natural gas. Sales volumes for the second quarter of 2015 were 14,970 BOEPD compared with 17,524 BOEPD in the corresponding period in 2014.

Gran Tierra anticipates 2015 production to average between 22,500 and 23,500 BOEPD WI before royalties, or between 18,400 and 19,400 BOEPD NAR before adjustments for inventory changes and losses. This includes between 17,700 and 18,600 BOEPD NAR from Colombia and between 700 and 800 bopd NAR from Brazil. Approximately 99% of this production is expected to be oil, with the balance consisting of natural gas.

Balance Sheet Highlights

Cash and cash equivalents were $166.4 million at June 30, 2015, compared with $331.8 million at December 31, 2014. The decrease was primarily due to capital expenditures incurred during the six months ended June 30, 2015, of $91.8 million ($29.5 million in Colombia, $44.9 million in Peru, $16.4 million in Brazil and $1.0 million in Corporate), $76.6 million of net cash outflows related to property, plant and equipment ($56.2 million outflow in Colombia, $18.6 million outflow in Peru, and a $1.8 million outflow in Brazil and Corporate), $47.3 million of net cash outflows related to assets and liabilities from operating activities and a $0.3 million increase in restricted cash, partially offset by funds flow from continuing operations of $50.0 million and proceeds from the issuance of shares of common stock of $0.6 million. Changes in assets and liabilities associated with operating and investing activities from December 31, 2014, to June 30, 2015, resulted in cash outflows of $100.2 million due to the payment of accounts payable and accrued liabilities partially offset by cash inflows of $23.6 million related to other assets and liabilities in the six months ended June 30, 2015.

Working capital (including cash and cash equivalents) was $199.6 million at June 30, 2015, a $40.2 million decrease from December 31, 2014. Gran Tierra remains debt free.

Financial Highlights (all amounts in $000s, except per BOE amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014(1)	% Change	2015	2014(1)	% Change
Prices Realized - per BOE	$50.91	$92.74	(45)	$46.84	$91.09	(49)

Oil and Gas Sales	$69,350	$147,888	(53)	$145,581	$298,993	(51)
Operating Expenses	(24,133)	(25,346)	(5)	(55,567)	(47,212)	18
Operating Netback(2)	$45,217	$122,542	(63)	$90,014	$251,781	(64)

G&A Expenses
G&A Expenses Before Stock-Based Compensation, Gross	$17,288	$24,504	(29)	$37,551	$48,001	(22)
Stock-Based Compensation	1,540	1,957	(21)	1,010	4,100	(75)
Capitalized G&A and Overhead Recoveries	(8,530)	(12,529)	(32)	(20,969)	(25,306)	(17)
	$10,298	$13,932	(26)	$17,592	$26,795	(34)

Net Income (Loss)	$(38,564)	$9,137	(522)	$(83,430)	$54,266	(254)

Funds Flow from Continuing Operations(3)	$24,425	$85,145	(71)	$49,983	$171,814	(71)

Capital Expenditures for Continuing Operations	$17,764	$91,339	(81)	$91,785	$173,440	(47)

(1) Excludes amounts relating to discontinued operations.

(2) Operating netback is a non-GAAP measure which does not have any standardized meaning prescribed under generally accepted accounting principles in the United States of America ("GAAP"). Management believes that netback is a useful supplemental measure for investors to analyze operating performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses. Investors are cautioned that this measure should not be construed as an alternative to net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Operating netback as presented is oil and gas sales net of royalties and operating expenses.

(3) Funds flow from continuing operations is a non-GAAP measure which does not have any standardized meaning prescribed under GAAP. Management uses this financial measure to analyze performance and income or loss generated by Gran Tierra's principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and Gran Tierra's financial results. Investors are cautioned that this measure should not be construed as an alternative to net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from continuing operations, as presented, is net income or loss adjusted for loss from discontinued operations, net of income taxes, depletion, depreciation, accretion and impairment ("DD&A") expenses, deferred tax recovery or expense, non-cash stock-based compensation, unrealized foreign exchange and financial instruments gains and losses, equity tax and cash settlement of asset retirement obligation. A reconciliation from net income or loss to funds flow from continuing operations is as follows:

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
Funds Flow From Continuing Operations - Non-GAAP Measure	2015	2014	2015	2015	2014
Net income (loss)	$(38,564)	$9,137	$(44,866)	$(83,430)	$54,266
Adjustments to reconcile net income (loss) to funds flow from continuing operations
Loss from discontinued operations, net of income taxes	—	22,347	—	—	26,990
Depletion, depreciation, accretion and impairment expenses	69,473	41,937	86,154	155,627	86,201
Deferred tax (recovery) expense	(4,883)	1,419	(2,356)	(7,239)	(841)
Non-cash stock-based compensation	1,095	1,144	(513)	582	2,624
Unrealized foreign exchange loss (gain)	601	8,745	(9,037)	(8,436)	4,567
Unrealized financial instruments (gain) loss	(2,758)	2,058	(2,399)	(5,157)	(351)
Equity tax	—	(1,642)	—	—	(1,642)
Cash settlement of asset retirement obligation	(539)	—	(1,425)	(1,964)	—
Funds flow from continuing operations	$24,425	$85,145	$25,558	$49,983	$171,814

Second Quarter 2015 Financial Highlights

Revenue and Other Income

Revenue and other income for the three months ended June 30, 2015, decreased by 9% to $69.7 million from $76.7 million compared with the prior quarter primarily due to lower sales volumes, partially offset by increased realized prices. Average realized oil prices increased by 17% to $51.18 per bbl for the three months ended June 30, 2015, compared with $43.79 per bbl in the prior quarter, primarily due to higher benchmark oil prices. In the three months ended June 30, 2015, an oil inventory and losses increase primarily in Colombia accounted for reduced sales volumes of 0.3 MMbbl or 3,524 bopd.

For the three months ended June 30, 2015, revenue and other income decreased by 53% to $69.7 million compared with $148.5 million in the corresponding period in 2014 primarily due to decreased realized prices and sales volumes. Average realized oil prices decreased by 45% to $51.18 per bbl for the three months ended June 30, 2015, from $93.72 per bbl in the comparable period in 2014 primarily as a result of lower benchmark oil prices. Additionally, beginning July 1, 2014, the port operations fee component of the OTA pipeline pricing structure increased by $2.94 per bbl, resulting in a reduction of realized oil prices by this amount on sales delivered through the OTA pipeline.

For the six months ended June 30, 2015, revenue and other income decreased by 51% to $146.4 million compared with $300.4 million in the corresponding period in 2014 primarily due to decreased realized prices and sales volumes. Average realized oil prices decreased by 49% to $47.03 per bbl for the six months ended June 30, 2015, from $91.74 per bbl in the comparable period in 2014 primarily due to lower benchmark oil prices and the increase in the port operations fee noted above.

Average Brent oil prices for the three and six months ended June 30, 2015, were $61.70 and $57.81 per bbl, respectively, compared with $109.70 and $108.93 per bbl, respectively, in the corresponding periods in 2014, and $53.91 per bbl for the prior quarter. Average West Texas Intermediate oil prices for the three and six months ended June 30, 2015, was $57.87 and $53.25 per bbl, respectively, compared with $102.99 and $100.84 per bbl, respectively, in the corresponding periods in 2014, and $48.63 per bbl for the prior quarter.

During periods of OTA pipeline disruptions Gran Tierra uses transportation alternatives. These sales have varying effects on realized prices and transportation costs.

During the three and six months ended June 30, 2015, 75% and 78%, respectively, of Gran Tierra's oil volumes sold in Colombia were through the OTA pipeline and only 25% and 22%, respectively, were through these transportation alternatives. During the prior quarter 80% of Gran Tierra's oil volumes sold in Colombia were through the OTA pipeline and 20% were through these transportation alternatives. During the three and six months ended June 30, 2014, sales through the OTA pipeline were 49% and 45%, respectively, of Gran Tierra's oil volumes sold in Colombia and 51% and 55%, respectively, were through transportation alternatives.

The effect on the Colombian realized price for the three and six months ended June 30, 2015, was a decrease of approximately $0.37 and $0.05 per BOE, respectively, as compared with delivering all of Gran Tierra's Colombian oil through the OTA pipeline. This compares with an increase of approximately $0.01 per BOE in the prior quarter and a reduction of approximately $7.24 and $8.12 per BOE, respectively, in the corresponding periods in 2014.

Production during the three and six months ended June 30, 2015, reflected approximately 27 and 37 days, respectively, of oil delivery restrictions in Colombia compared with 41 and 92 days, respectively, of oil delivery restrictions in the comparable periods in 2014.

Operating Expenses

Operating expenses decreased by 23%, or $7.3 million, in the three months ended June 30, 2015, compared with $31.4 million in the prior quarter primarily due to lower sales volumes combined with the effect of decreased operating costs per BOE. On a per BOE basis, operating expenses decreased by 2% to $17.72 for the three months ended June 30, 2015, from $18.00 in the prior quarter. In the three months ended June 30, 2015, the Company incurred $1.7 million ($1.22 per BOE based on consolidated volumes sold) of penalties in Brazil relating to alleged non-compliance with certain requirements regarding the health and safety management system identified during a safety and operational audit conducted by the ANP. This was partially offset by operating cost savings and lower workover expenses.

Operating expenses decreased by 5% to $24.1 million for the three months ended June 30, 2015, compared with $25.3 million in the corresponding period in 2014 primarily as a result of lower sales volumes, partially offset by the effect of an increase in the operating cost per BOE. On a per BOE basis, operating expenses increased by 12% to $17.72 for the three months ended June 30, 2015, from $15.89 in the comparable period in 2014, primarily as a result of higher transportation costs associated with higher sales using the OTA pipeline, which carried higher transportation costs instead of the realized price reductions that are incurred with some alternative customers, and the penalties incurred in Brazil, as noted above. The increase in Colombian transportation costs was partially offset by other Colombian operating cost savings.

For the six months ended June 30, 2015, operating expenses increased by 18% to $55.6 million compared with $47.2 million in the corresponding period in 2014, as a result of increased operating costs per BOE, partially offset by the effect of decreased sales volumes. On a per BOE basis, operating expenses increased by 24% to $17.88 for the six months ended June 30, 2015, from $14.38 in the comparable period in 2014. The increase in operating costs per BOE in the six months ended June 30, 2015, was due to sales to alternative customers with delivery points which carried high transportation costs, increased use of the OTA pipeline and higher workover expenses, partially offset by operating cost savings.

DD&A Expenses

DD&A expenses for the three months ended June 30, 2015, increased to $69.5 million from $41.9 million in the comparable period in 2014. DD&A expenses in the three months ended June 30, 2015, included a $25.0 million ceiling test impairment loss in Gran Tierra's Brazil cost center relating to lower oil prices and $5.3 million of impairment charges in Gran Tierra's Peru cost center relating to costs incurred on Block 95. On a per BOE basis, the depletion rate increased by 94% to $51.00 from $26.30 primarily due to the 2015 impairment charges.

DD&A expenses for the six months ended June 30, 2015, increased to $155.6 million ($50.07 per BOE) from $86.2 million ($26.26 per BOE) in the comparable period in 2014, due to an increased depletion rate, partially offset by the effect of lower sales volumes. On a per BOE basis, the increase was primarily due to the 2015 impairment charges.

G&A Expenses

G&A expenses for the three months ended June 30, 2015, increased by 41% to $10.3 million ($7.56 per BOE) compared with $7.3 million ($4.18 per BOE) in the prior quarter. The increase was primarily due to lower allocations to capital projects as a result of reduced capital activity. Additionally, G&A expenses in the prior quarter were net of a credit of $1.7 million, or $0.97 per BOE, relating to the reversal of stock-based compensation expense for unvested options and RSUs associated with terminated employees.

G&A expenses for the three months ended June 30, 2015, decreased by 26% to $10.3 million ($7.56 per BOE) from $13.9 million ($8.74 per BOE) in the corresponding period in 2014. The decrease was mainly due to the effect of the strengthening of the U.S. dollar against local currencies in South America which resulted in significant savings for costs denominated in local currency, reductions in the number of Gran Tierra's employees as part of the Company's cost saving measures and focus on reductions to other G&A expenses. This was partially offset by lower allocations to capital projects due to lower capital activity.

G&A expenses for the six months ended June 30, 2015, decreased by 34% to $17.6 million ($5.66 per BOE) from $26.8 million ($8.16 per BOE), compared with the corresponding period in 2014. The decrease was primarily associated with the factors noted above. Additionally, G&A expenses in the six months ended June 30, 2015, were net of a credit of $1.7 million relating to the reversal of stock-based compensation expense for unvested options and RSUs associated with terminated employees.

Severance Expenses

Severance expenses for the three and six months ended June 30, 2015, were $2.0 million and $6.4 million compared with $nil in the corresponding periods in 2014. As noted above, Gran Tierra has significantly reduced the number of its employees in both the first and second quarters of 2015. The Company is taking measures with the expectation that its revised cost structure will be such that the Company will be profitable and competitive in all price environments.

Equity Tax Expense

Equity tax expense for the six months ended June 30, 2015, of $3.8 million, represented a Colombian tax which was calculated based on Gran Tierra's Colombian legal entities' balance sheet equity for tax purposes at January 1, 2015. The legal obligation for each year's equity tax liability arises on January 1 of each year, therefore, Gran Tierra recognized the 2015 annual amount of the equity tax payable on its consolidated balance sheet at March 31, 2015, and a corresponding expense in its consolidated statement of operations during the three months ended March 31, 2015.

Foreign Exchange Gains and Losses

For the three and six months ended June 30, 2015, Gran Tierra had a foreign exchange loss of $3.0 million and a foreign exchange gain of $8.6 million, respectively. For the three months ended June 30, 2015, Gran Tierra Energy had realized foreign exchange losses of $2.4 million and an unrealized non-cash foreign exchange loss of $0.6 million. For the six months ended June 30, 2015, Gran Tierra Energy had realized foreign exchange gains of $0.2 million and an unrealized non-cash foreign exchange gain of $8.4 million. Unrealized foreign exchange losses and gains are primarily the result of the impact of the strengthening and weakening of the Colombian peso versus the U.S. dollar on a net monetary liability position in Colombia.

For the three and six months ended June 30, 2014, Gran Tierra had foreign exchange losses of $10.0 million and $5.8 million, respectively. For the three months ended June 30, 2014, it had unrealized non-cash foreign exchange losses of $8.7 million and realized foreign exchange losses of $1.3 million. For the six months ended June 30, 2014, the Company had $4.6 million of unrealized non-cash foreign exchange losses and realized foreign exchange losses of $1.2 million.

Financial Instrument Gains and Losses

Financial instrument gains and losses relate to gains and losses on Gran Tierra's Colombia peso non-deliverable forward contracts and unrealized gains on the Madalena Energy Inc. shares Gran Tierra received in connection with the sale of its Argentina business unit. For the three months ended June 30, 2015, financial instrument gains included $2.8 million of unrealized financial instruments gains which were partially offset by $1.4 million of realized financial instrument losses. For the six months ended June 30, 2015, there was a financial instrument gain of $1.4 million, comprising unrealized financial instruments gains of $5.2 million and realized financial instrument losses of $3.8 million.

Income Tax Expense

Income tax expense was $0.8 million and $0.9 million, respectively, for the three and six months ended June 30, 2015, compared with $28.4 million and $58.1 million, respectively, in the comparable periods in 2014. The decrease was primarily due to lower taxable income.

Loss from Continuing Operations

Loss from continuing operations was $38.6 million, or $0.13 per share basic and diluted, for the three months ended June 30, 2015, compared with income from continuing operations of $31.5 million, or $0.11 per share basic and diluted, in the corresponding period in 2014. As noted above, in the three months ended June 30, 2015, Gran Tierra recorded impairment losses of $25.0 million in its Brazil cost center due to lower oil prices and $5.3 million in its Peru cost center relating to costs incurred on Block 95. Additionally, loss from continuing operations was impacted by decreased oil and natural gas sales as a result of lower realized oil prices and lower sales volumes, higher DD&A expenses, severance expenses and lower financial instrument gains which were partially offset by lower operating, G&A and income tax expenses and decreased foreign exchange losses.

Loss from continuing operations was $83.4 million, or $0.29 per share basic and diluted, for the six months ended June 30, 2015, compared with income from continuing operations of $81.3 million, or $0.29 per share basic and diluted, in the corresponding period in 2014. For the six months ended June 30, 2015, decreased oil and natural gas sales, higher operating and DD&A expenses, severance and equity tax expenses and lower financial instrument gains were only partially offset by decreased G&A and income tax expenses and lower foreign exchange losses.

Loss from Discontinued Operations

Loss from discontinued operations, net of income taxes, was $nil for the three and six months ended June 30, 2015, compared with $22.3 million and $27.0 million in the corresponding periods in 2014. Gran Tierra sold its Argentina business unit on June 25, 2014.

Net Income or Loss

Net loss for the three and six months ended June 30, 2015, was $38.6 million and $83.4 million, respectively, or $0.13 and $0.29 per share basic and diluted, compared with net income of $9.1 million and $54.3 million, respectively, or $0.03 and $0.19 per share basic and diluted, in the corresponding periods in 2014.

2015 Capital Program

During the six months ended June 30, 2015, the Company incurred $91.8 million of capital expenditures which included drilling of $36.5 million, geological and geophysical ("G&G") of $26.1 million, facilities of $25.8 million and other expenditures of $3.4 million.

As announced on June 24, 2015, Gran Tierra's planned 2015 capital program has been increased to $185 million from $140 million. The allocation of capital includes an increase of $55 million directed at Colombia development, at negotiated reduced services costs. The total 2015 capital program includes $115 million in Colombia and the majority of Colombia's capital program is expected to be spent on development drilling activities on the Moqueta and Costayaco fields. The program includes an expected three wells at Moqueta and three wells at Costayaco. These drilling programs are expected to continue into 2016.

Peru's 2015 capital program was reduced to $49 million, of which $4 million is expected to be incurred during the remainder of 2015. The Company is focused on limiting total costs (capital expenditures and general and administrative expenses) in Peru over the next 12 months to ensure retention of lands and security of assets. The Company is exploring options to maximize shareholder value for the assets in Peru. Brazil's 2015 capital program was reduced to $20 million, of which $4 million is expected to be incurred during the remainder of 2015.

The 2015 capital spending program allocates: $97 million for drilling; $45 million for facilities, pipelines and other; and $43 million for G&G expenditures. The program is designed to ensure that the Company will meet all of its work obligations and commitments in 2015.

Gran Tierra expects the 2015 capital program to be funded through cash flows from operations and cash on hand at current production and oil price levels while retaining financial flexibility to undertake further development activities and pursue diversified growth opportunities in Colombia.

Conference Call Information:

Gran Tierra Energy Inc. will host its second quarter 2015 results conference call on Wednesday, August 5, 2015, at 3:00 p.m. Mountain Time.

Interested parties may access the conference call by dialing 1 (866) 417-3502 (domestic) or 1 (704) 908-0396 (international), Conference ID 1580828. The call will also be available via webcast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The webcast will be available on Gran Tierra's website until the next earnings call. For interested parties unable to participate, an audio replay of the call will be available beginning at 10:00 p.m. Eastern Time on August 5, 2015, until 11:59 p.m. Eastern Time on August 8, 2015. To access the replay dial 1 (855) 859-2056 (domestic) or 1 (404) 537-3406 (international) conference ID 1580828.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra holds interests in producing and prospective properties in Colombia, Peru, and Brazil. Gran Tierra has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

This news release contains certain forward-looking information, forward-looking statements and forward-looking financial outlook (collectively, "forward-looking statements") under the meaning of applicable securities laws, including Canadian Securities Administrators' National Instrument 51-102 - Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. The use of the words "expects", "planned", "believes", "anticipates", "would", "will", , "continue", derivations of these words and similar expressions are intended to identify forward-looking statements. In particular, but without limiting the foregoing, forward-looking statements include statements regarding: expected cost savings and expense optimization resulting from Gran Tierra's cost saving initiatives and future initiatives; exploration and production, drilling and testing expectations, including without limitation, expansion projects, the timing of operations, and expectations with respect to the results of drilling, testing and exploration activities; Gran Tierra 's planned capital program and the allocation of capital, including under the caption "2015 Capital Program"; expected funding of the capital program out of cash flow and cash on hand at current production and oil price levels; Gran Tierra 's production expectations, projections and average production rates including the anticipated product mix of such production; Gran Tierra's planned operations and the anticipated results of such operations, including as described under the captions "Colombia", "Peru" and "Brazil" in the section "Second Quarter 2015 Operational Highlights"; together with all other statements regarding expected or planned development, testing, drilling, projected cash flows, production, expenditures or exploration, or that otherwise reflect expected future results or events.

The forward-looking statements contained in this news release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, assumptions relating to log evaluations, that Gran Tierra will continue to conduct its operations in a manner consistent with past operations, the accuracy of testing and production results and seismic data, pricing and cost estimates, tax rates, foreign exchange rates, production decline rates, reserves expectations including with respect to downward revisions and additions, future capital expenditures, commodity price levels, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

The forward-looking statements contained in this news release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra's operations are located in South America where unexpected problems can arise due to guerilla activity, labor disruptions, technical difficulties and operational difficulties which may impact its testing and drilling operations, and the production, transportation or sale of its products, including the costs thereof; geographic, political, regulatory and weather conditions can impact testing and drilling operations and the production, transportation or sale of its products; the OTA pipeline may continue to experience disruptions and if further disruptions occur, service at the OTA and OCP pipelines may not continue on the time lines or to the capacity expected by or favorable to Gran Tierra; attempts to mitigate the effect of disruptions of the

OTA and OCP pipelines may not have the impact currently anticipated by Gran Tierra; waterflood and multi-stage fracture stimulation operations may not have the impact, including with respect to reserve recovery improvements, currently anticipated by Gran Tierra; fluctuations in tax rates and foreign exchange rates; permits and approvals from regulatory and governmental authorities may not be received in the manner or on the time lines expected or at all; and the risk that current global economic and credit market conditions may impact oil prices and oil consumption in a manner different from which Gran Tierra currently predicts, which could cause Gran Tierra to modify its exploration, drilling and/or construction activities. Although the current capital spending program of Gran Tierra is based upon the current expectations of the management of Gran Tierra, there may be circumstances in which, for unforeseen reasons, a reallocation of funds may be necessary as may be determined at the discretion of Gran Tierra and there can be no assurance as at the date of this press release as to how those funds may be reallocated. Should any one of a number of issues arise, Gran Tierra may find it necessary to alter its current business strategy and/or capital spending program.

Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra are included in risks detailed from time to time in Gran Tierra's Securities and Exchange Commission filings, including, without limitation, under the caption "Risk Factors" in Gran Tierra's Quarterly Report on Form 10-Q filed August 4, 2015. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com. The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

BOEs have been converted on the basis of 6 Mcf of natural gas to 1 bbl of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

Contact Information

For investor and media inquiries please contact:

Gary Guidry
Chief Executive Officer
403-767-6500

Ryan Ellson
Chief Financial Officer
403-767-6501

info@grantierra.com

Basis of Presentation of Financial Results:

Gran Tierra's financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
REVENUE AND OTHER INCOME
Oil and natural gas sales	$69,350	$147,888	$145,581	$298,993
Interest income	382	638	803	1,388
	69,732	148,526	146,384	300,381
EXPENSES
Operating	24,133	25,346	55,567	47,212
Depletion, depreciation, accretion and impairment	69,473	41,937	155,627	86,201
General and administrative	10,298	13,932	17,592	26,795
Severance	1,988	—	6,366	—
Equity tax	—	—	3,769	—
Foreign exchange loss (gain)	2,969	10,044	(8,569)	5,834
Financial instruments gain	(1,366)	(2,604)	(1,408)	(5,013)
	107,495	88,655	228,944	161,029

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(37,763)	59,871	(82,560)	139,352
INCOME TAX (EXPENSE) RECOVERY
Current	(5,684)	(26,968)	(8,109)	(58,937)
Deferred	4,883	(1,419)	7,239	841
	(801)	(28,387)	(870)	(58,096)
(LOSS) INCOME FROM CONTINUING OPERATIONS	(38,564)	31,484	(83,430)	81,256
Loss from discontinued operations, net of income taxes	—	(22,347)	—	(26,990)
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	(38,564)	9,137	(83,430)	54,266
RETAINED EARNINGS, BEGINNING OF PERIOD	194,756	456,090	239,622	410,961
RETAINED EARNINGS, END OF PERIOD	$156,192	$465,227	$156,192	$465,227

(LOSS) INCOME PER SHARE
BASIC
(LOSS) INCOME FROM CONTINUING OPERATIONS	$(0.13)	$0.11	$(0.29)	$0.29
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	—	(0.08)	—	(0.10)
NET INCOME (LOSS)	$(0.13)	$0.03	$(0.29)	$0.19
DILUTED
(LOSS) INCOME FROM CONTINUING OPERATIONS	$(0.13)	$0.11	$(0.29)	$0.29
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	—	(0.08)	—	(0.10)
NET INCOME (LOSS)	$(0.13)	$0.03	$(0.29)	$0.19
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	286,393,772	283,773,204	286,294,595	283,505,690
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	286,393,772	287,856,959	286,294,595	288,338,698

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	June 30, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$166,399	$331,848
Restricted cash	347	1,836
Accounts receivable	51,332	83,227
Marketable securities	9,686	7,586
Inventory	33,459	17,298
Taxes receivable	28,732	15,843
Prepaids	3,867	6,000
Deferred tax assets	1,416	1,552
Total Current Assets	295,238	465,190

Oil and Gas Properties
Proved	721,951	801,075
Unproved	324,979	316,856
Total Oil and Gas Properties	1,046,930	1,117,931
Other capital assets	10,339	11,013
Total Property, Plant and Equipment	1,057,269	1,128,944

Other Long-Term Assets
Restricted cash	3,847	2,037
Deferred tax assets	567	601
Taxes receivable	13,654	9,684
Other long-term assets	6,068	5,013
Goodwill	102,581	102,581
Total Other Long-Term Assets	126,717	119,916
Total Assets	$1,479,224	$1,714,050
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$34,260	$112,401
Accrued liabilities	53,346	75,430
Foreign currency derivative	—	3,057
Taxes payable	2,440	25,412
Deferred tax liabilities	23	1,040
Asset retirement obligation	5,582	8,026
Total Current Liabilities	95,651	225,366

Long-Term Liabilities
Deferred tax liabilities	156,194	175,324
Asset retirement obligation	25,657	27,786
Other long-term liabilities	7,178	8,889
Total Long-Term Liabilities	189,029	211,999

Shareholders’ Equity
Common Stock (277,728,335 and 276,072,351 shares of Common Stock and 8,703,666 and 10,119,745 exchangeable shares, par value $0.001 per share, issued and outstanding as at June 30, 2015, and December 31, 2014, respectively)	10,190	10,190
Additional paid in capital	1,028,162	1,026,873
Retained earnings	156,192	239,622
Total Shareholders’ Equity	1,194,544	1,276,685
Total Liabilities and Shareholders’ Equity	$1,479,224	$1,714,050

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Thousands of U.S. Dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating Activities
Net income (loss)	$(38,564)	$9,137	$(83,430)	$54,266
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Loss from discontinued operations, net of income taxes	—	22,347	—	26,990
Depletion, depreciation, accretion and impairment	69,473	41,937	155,627	86,201
Deferred tax (recovery) expense	(4,883)	1,419	(7,239)	(841)
Non-cash stock-based compensation	1,095	1,144	582	2,624
Unrealized foreign exchange loss (gain)	601	8,745	(8,436)	4,567
Unrealized financial instruments (gain) loss	(2,758)	2,058	(5,157)	(351)
Equity tax	—	(1,642)	—	(1,642)
Cash settlement of asset retirement obligation	(539)	—	(1,964)	—
Net cash provided by operating activities of continuing operations before changes in operating assets and liabilities	24,425	85,145	49,983	171,814
Net change in assets and liabilities from operating activities of continuing operations
Accounts receivable and other long-term assets	10,168	(14,466)	23,652	(67,862)
Inventory	(9,856)	(8,774)	(7,697)	(9,348)
Prepaids	1,605	1,091	2,133	1,642
Accounts payable and accrued and other long-term liabilities	1,268	26,559	(21,102)	9,747
Taxes receivable and payable	(24,290)	(95,767)	(44,273)	(77,306)
Net cash provided by (used in) operating activities of continuing operations	3,320	(6,212)	2,696	28,687
Net cash used in operating activities of discontinued operations	—	(6,003)	—	(4,792)
Net cash provided by (used in) operating activities	3,320	(12,215)	2,696	23,895

Investing Activities
(Increase) decrease in restricted cash	177	(156)	(320)	351
Additions to property, plant and equipment	(17,764)	(91,339)	(91,785)	(173,440)
Changes in non-cash investing working capital	(22,894)	1,327	(76,642)	15,269
Net cash used in investing activities of continuing operations	(40,481)	(90,168)	(168,747)	(157,820)
Proceeds from sale of Argentina business unit, net of cash sold and transaction costs	—	42,755	—	42,755
Net cash used in investing activities of discontinued operations	—	(5,452)	—	(12,384)
Net cash used in investing activities	(40,481)	(52,865)	(168,747)	(127,449)

Financing Activities
Proceeds from issuance of shares of Common Stock	100	6,486	602	7,113
Net cash provided by financing activities	100	6,486	602	7,113

Net decrease in cash and cash equivalents	(37,061)	(58,594)	(165,449)	(96,441)
Cash and cash equivalents, beginning of period	203,460	390,953	331,848	428,800
Cash and cash equivalents, end of period	$166,399	$332,359	$166,399	$332,359